Exhibit 5.1
May 13, 2014

Thompson Creek Metals Company Inc.
26 West Dry Creek Circle, Suite 810
Littleton, CO 80120

Re:    Form S-8 Registration Statement
Amended and Restated Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan
Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan

Dear Sirs:
We act as counsel for Thompson Creek Metals Company Inc., a corporation continued under the laws of the Province of British Columbia, Canada (the “Company”), and are familiar with the proceedings taken by the Company in connection with the common stock of the Company (the “Common Stock”) offered under the provisions of the Amended and Restated Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan (the “Amended ESPP”) and the Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan (the “Amended LTIP”), as described in the Registration Statement on Form S-8 to be filed by the Company under the United States Securities Act of 1933, as amended (the “Registration Statement”), with the United States Securities and Exchange Commission.
In connection with the opinion hereinafter expressed, we have examined such statutes and public records, original or certified copies of corporate records of the Company and officer's certificates as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the authentic or original documents submitted to us as certified or true copies. We have also considered such questions of law as we have considered necessary as a basis for the opinion hereinafter set forth.
Based upon the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the issuance of Common Stock pursuant to the Amended ESPP and the Amended LTIP and that, when such Common Stock are issued in accordance with the terms of the Amended ESPP and the Amended LTIP, respectively, the Common Stock will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein which are in effect on the date hereof. No opinion is expressed herein with respect to any federal or state law of the United States.
We understand that you wish to file this opinion letter as an exhibit to the Registration Statement, and we hereby consent thereto. Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Cassels Brock & Blackwell LLP